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Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisk denote omissions.

Exhibit 10.31

PURCHASE AGREEMENT

        This is an agreement, ("AGREEMENT"), made and entered into as of 17 November 2008 ("EFFECTIVE DATE") between the BUYER and SELLER (each a "PARTY" and collectively the "PARTIES").

1.    Parties

  1.1    Buyer

        The Gillette Company ("BUYER"), a Delaware corporation, with offices at Prudential Center, 800 Boylston Street, Boston, MA 02199 ("BUYER").

  1.2    Seller

        A123 Systems, Inc., a Delaware corporation, with offices at 321 Arsenal Street, Watertown, Massachusetts 02472 ("SELLER").

  1.3    License Agreement

        The PARTIES are simultaneously entering into an EXCLUSIVE LICENSE AGREEMENT (the "LICENSE AGREEMENT"). Capitalized terms used but not defined herein shall have the meaning set forth in the LICENSE AGREEMENT.

2.    Goods

  2.1    Goods; Specifications

        SELLER shall sell and BUYER shall purchase the products and components set forth on Schedule A hereto ("GOODS") in accordance with the terms and conditions set forth in this AGREEMENT. Schedule A may be amended by written mutual agreement of the PARTIES from time to time in accordance with the terms and conditions set forth in this AGREEMENT. The GOODS shall be in strict compliance with the specifications as set forth in BUYER's Specification Sheet(s) attached hereto as Schedule B or incorporated herein by reference and forming a part hereof and as amended from time to time in accordance with the Section entitled Specification Changes ("SPECIFICATIONS"). For the avoidance of doubt, BUYER may only resell or distribute GOODS as part of the LICENSED PRODUCTS (as defined in the LICENSE AGREEMENT) and not on a stand-alone basis or as part of a product that is not a LICENSED PRODUCT.

  2.2    Specification Changes

  2.2.1    General

        From time to time, BUYER and SELLER may revise, supplement or otherwise amend the SPECIFICATIONS by mutual written agreement. These revised SPECIFICATIONS shall become effective upon such mutual written agreement ("CHANGE DATE"). SELLER shall act in good faith and use commercially reasonable efforts to accept each revised SPECIFICATIONS proposed by BUYER.

  2.2.2    Objection

        If SELLER refuses to accept amended SPECIFICATIONS proposed by BUYER ("OBJECTION"), the PARTIES shall promptly discuss the reason for the OBJECTION and attempt to resolve the same. If the PARTIES cannot resolve the OBJECTION within [**], then BUYER shall be entitled to immediately (i) terminate this AGREEMENT without any penalty, liability or further obligation or (ii) purchase the GOODS from other suppliers, to the extent such GOODS are available from other suppliers without BUYER providing SELLER's CONFIDENTIAL INFORMATION to such other supplier unless agreed to by SELLER or otherwise provided for in the LICENSE AGREEMENT, in which case the obligations, of BUYER and SELLER hereunder shall be reduced accordingly.

  2.3    Production Process and/or Raw Material Changes

        SELLER shall not make any change to the raw and pack material feedstock, any portion or component of the GOODS, the production process, the production equipment or the production location(s) relating to SELLER's performance under this AGREEMENT that has a material effect on the form or function of the GOODS unless and until SELLER has obtained BUYER's prior written consent, not to be unreasonably withheld.

  2.4    Material, Product or Equipment Disposal

        Except as expressly permitted in the LICENSE AGREEMENT, BUYER shall utilize the Product for its own manufacturing purposes and BUYER shall not re-sell the GOODS, or become a re-seller or distributor of the GOODS sold to BUYER under this Agreement. In the event that any material, product or equipment, including, but not limited to, packaging materials, printing plates, molds, formulations, fragrances and ingredients, which incorporates BUYER's IP RIGHTS requires disposal ("DISPOSAL ITEM") while under SELLER's ownership or control, SELLER is responsible for ensuring that such disposal is carried out under SELLER's direct control and full supervision in order to ensure that the DISPOSAL ITEM is made entirely unsalvageable. SELLER shall not contract out such disposal or involve any third parties in this process without the prior written consent of BUYER. Upon expiration or termination of this AGREEMENT, SELLER shall compile an inventory of all DISPOSAL ITEMS for agreement with BUYER as to which items require disposal in accordance with the procedure described above. SELLER is responsible for taking all reasonable steps to prevent the counterfeiting of BUYER's current or previously marketed products or the infringement of BUYER's IP RIGHTS resulting from the use of any DISPOSAL ITEMS.

3.    Quality and Acceptance

  3.1    Quality

        a.    For a period of [**] following DELIVERY (the "WARRANTY PERIOD"), the GOODS shall be in strict compliance with the SPECIFICATIONS and in accordance with the terms and conditions set forth in this AGREEMENT; to the extent the GOODS are stored in accordance with their SPECIFICATIONS.

        b.    SELLER will:

  i)
  Maintain ISO 9002 certification or equivalent.

  ii)
  Provide a Certificate of Conformance (per 82-01-17) with each lot shipped

        c.    If there arises a GOODS failure which is classified as "MATERIAL DEFECTS" in the GOODS supplied to BUYER under this AGREEMENT, BUYER may, after SELLER' approval which shall not be unreasonably withheld, and during normal business hours, inspect SELLER's manufacturing, storage, and shipment operations and facilities as they relate to or affect the GOODS. "MATERIAL DEFECTS" shall mean a SELLER's production failure which may pose a hazard to the consumer during intended use and reasonably foreseeable misuse. BUYER shall bear the expense of its representatives' conducting such inspection.

        d.    It is explicitly understood by SELLER that BUYER is not obliged to execute any incoming inspection or other inspections concerning non-compliance with the SPECIFICATIONS.

        e.    Up to [**] per year, during regular business hours and on mutually agreed date, BUYER reserves the right to observe and inspect SELLER's manufacturing premises for compliance with applicable regulations, BUYER quality standards, and BUYER SPECIFICATIONS. The audits should be limited to items related to the GOODS and only for the purpose of confirming SELLER's operation of document control pursuant to ISO 9002.

  3.2    Return, Rework & Scrapping

        Any GOODS DELIVERED by SELLER to BUYER that are not in full compliance with this AGREEMENT may, upon mutual agreement between BUYER and SELLER within [**] after BUYER's notice to SELLER be (i) returned to SELLER at SELLER's expense for credit to BUYER at the full price plus all costs and expenses associated with such return, including, without limitation, payment or reimbursement for customs duties and freight charges; or (ii) if approved by SELLER, destroyed by BUYER, at SELLER's expense, in which case BUYER shall be relieved of any payment obligations with respect to such GOODS. The rights and remedies set forth in this Section are not exclusive and nothing herein shall limit the rights and remedies either PARTY may have under this AGREEMENT or at LAW. The judgment of the non-conforming GOODS should be based on mutual understanding. BUYER should send to SELLER the non-conforming GOODS report and alleged non-conforming GOODS (hereinafter referred to as "Sample"). On the receipt of concerned Sample, SELLER will analyze it and make a written report to BUYER within [**] as from the receipt of the Sample. If SELLER agrees that such Samples are non-conforming, SELLER will replace such non-conforming GOODS with conforming GOODS and reimburse the actual cost such as sample delivery cost and defective product disposal cost.

4.    Quantity

  4.1    Purchase & Sale Obligations

        Upon BUYER's request during the PERIOD, and in accordance with the terms and conditions set forth in this AGREEMENT, SELLER shall sell and BUYER shall purchase quantities of the GOODS consistent with the forecast set forth in Section 4.4 below. For purposes of clarification, these numbers are estimates and shall not be construed as a minimum purchase commitment or give rise to liability on behalf of BUYER if BUYER's purchases of GOODS are less than these estimates.

  4.2    Purchase Orders

        From time to time during the PERIOD, BUYER may request GOODS from SELLER pursuant to and in accordance with separate BUYER forms of purchase orders, releases or other related documentation (collectively "PURCHASE ORDERS"). Such PURCHASE ORDERS shall specify quantities of GOODS, shipping instructions, delivery date(s) and detailed instructions for the delivery of GOODS (with release schedules, delivery orders or equivalent notices). Lead times shall be at least [**] prior to requested delivery. Subject to Section 4.3 hereof, each PURCHASE ORDER shall be binding upon SELLER and BUYER, and shall be deemed to constitute a part of this AGREEMENT as if fully set forth herein, and all terms and conditions of this AGREEMENT shall be deemed to apply to the subject matter of such PURCHASE ORDER as if fully set forth therein. In the event of any conflict or inconsistency between the terms of this AGREEMENT and the terms of any PURCHASE ORDER, the terms of this AGREEMENT shall prevail. SELLER shall not be obligated to accept a PURCHASE ORDER except as expressly provided in Section 4.4 hereof.

  4.3    Reduction or Discontinuance of Purchases

        SELLER acknowledges and agrees that BUYER may deem it necessary, from time to time, to reduce or discontinue purchases of the GOODS covered by this AGREEMENT because of product or packaging reformulation; process change; changes in technology; changes in the laws governing the GOODS or sale or distribution of the GOODS; the discontinuance of the GOODS; divestiture of the business in which the GOODS reside; relocation of production to one of BUYER's facilities; relocation of production to a third party supplier; or similar reasons. In such event, BUYER shall provide SELLER with reasonable, but not less than [**], prior written notice of any such reduction or discontinuance, and BUYER shall be entitled to thereupon reduce or discontinue further purchases of GOODS from SELLER hereunder without any penalty, liability or further obligation.

  4.4    Forecasts

        a.    BUYER's estimated annual demand for the GOODS during the term of this Agreement is set forth on Schedule C ("Forecast"). The quantities set forth on Schedule C are provided for guidance purposes only. BUYER may, without obligation to SELLER, decrease or increase the estimates and will notify SELLER in writing of such changes. This is not a requirements contract. BUYER may in its unfettered discretion elect to discontinue any item at any time, provided however that BUYER shall be responsible for all raw material, work-in-process and/or finished GOODS on SELLER's hand, not to exceed a [**] supply, related to BUYER production in case of discontinuation. To minimize the cost of remaining material, BUYER shall send to SELLER [**] prior notice in case of such discontinuation. SELLER will cooperate to make reasonable adjustment by reducing or canceling orders for the material purchase.

        b.    To ensure that BUYER's demand is met and that SELLER is able to plan for efficient operations, BUYER will provide to SELLER a requirements' forecast for the GOODS on a monthly (or other acceptable frequency) basis for the following [**] period by the [**] of each month.

        c.    Purchase orders will be placed monthly with a minimum [**] lead-time. SELLER will provide the flexibility of accepting changes to the [**] forecast at a rate of +/- [**]% in the [**] and at a rate of +/- [**]% in the [**] and [**]. SELLER commits to supplying the amounts set forth in the Forecast. For requests for supply in excess of the Forecast, A123 shall not be required to supply GOODs in excess of the Forecast that cause A123's current utilization for any purposes (excluding supply to BUYER) on the Effective Date, plus any BUYER orders, to exceed SELLER's capacity to manufacture such GOODs. SELLER will provide BUYER with updates as to SELLER's capacity restraints from time to time. BUYER and SELLER will communicate quarterly on capacity issues and BUYER's anticipated requirements. In the event BUYER's anticipated requirements over a [**] period exceeds SELLER's capacity, SELLER will use commercially reasonable efforts to increase capacity to address BUYER's expected requirements of the GOODs in excess of the Forecast. SELLER may, but shall not be required to, procure GOODS from third parties, reasonable acceptable to BUYER, or will advise BUYER the capital costs required to increase capacity (if SELLER determines in its sole discretion that such costs are too much for SELLER to bear) which BUYER may choose to pay to SELLER if BUYER desires that SELLER increase capacity, in order to meet its supply commitments hereunder.

5.    Price and Taxes

  5.1    Price

        The price(s) for the GOODS, excluding TAXES, shall be the prices set forth in Chinese Renminbi (RMB) on Schedule A ("PRICE"). The PRICE shall include any goods and services necessary to fulfill this AGREEMENT. All payments of PRICES under this AGREEMENT should be made by wire transfer to an address provided by SELLER, as SELLER may identify to BUYER in writing from time to time. The Price shall be adjusted every [**] based on commodity indices and the non-commodity portion of the PRICE for a type of GOOD will be subject to an annual reduction of [**]% commencing January 1st after the first production shipment of such GOOD.

        For the avoidance of doubt, products provided to BUYER for research, development or experimental purposes shall be supplied to BUYER under separate terms, conditions and pricing, as may be agreed by BUYER and SELLER from time to time, and not under this AGREEMENT unless otherwise agreed in writing by BUYER and SELLER on a case-by-case basis at cost +[**]%.

  5.2    Taxes

  5.2.1

        SELLER shall be responsible for and pay all fees, expenses, charges, costs, and taxes payable for the transaction relating to the GOODS imposed by a governmental or regulatory body (including, without limitation, any sales, use, exercise, value-added, services, consumption, and other taxes and duties) the taxable incident of which occurs prior to or upon BUYER's receipt of title of GOODS ("TAXES").

  5.2.2

        SELLER shall be responsible for and pay any personal property taxes on property it owns or leases, for franchise and privilege taxes on its business, and for taxes based on its net income or gross receipts.

  5.2.3

        SELLER's invoices shall separately state the amount of any taxes SELLER is charging BUYER, to the extent applicable. SELLER shall provide and make available to BUYER other resale certificates, information regarding out-of-state or out-of-country sales or use of equipment, materials or services, and other exemption certificates or information reasonably requested by BUYER.

  5.3    Meet or Release

        If, during the PERIOD of this AGREEMENT, BUYER can purchase goods of like quality to GOODS hereunder from another supplier at a total delivered cost to a BUYER facility that is lower than the total delivered cost of the GOODS purchased hereunder from SELLER, BUYER may notify SELLER of such total delivered cost and SELLER shall have an opportunity to price the GOODS purchased hereunder on such a basis as to result in the same total delivered cost to BUYER within [**] of such notice. If SELLER fails to do so or cannot legally do so, then BUYER shall be entitled to immediately (i) terminate this AGREEMENT on ninety (90) days prior written notice without any penalty, liability or further obligation; (ii) purchase the similar goods from other suppliers in which case the obligations of BUYER and SELLER hereunder shall be reduced accordingly commencing [**] after notice is delivered to SELLER; or (iii) continue purchases under this AGREEMENT. This Section 5.3 is subject in all respects to the restrictions set forth in Section 2.2, and elsewhere, in the LICENSE AGREEMENT.

6.    Contract Period & Termination

  6.1    Contract Period

        The period of this AGREEMENT ("PERIOD") shall begin on the EFFECTIVE DATE and end 4 years thereafter, unless earlier terminated in accordance with the provisions hereof.

  6.2    Early Termination

        In the event that (i) SELLER breaches any representation, warranty, covenant or other obligation set forth in this AGREEMENT, and fails to cure such breach as promptly as practicable but in any event within [**] of notice of such breach by BUYER, or (ii) SELLER becomes unable to pay its bills as they become due in the ordinary course, a trustee or receiver of SELLER's property is appointed, the SELLER makes an assignment for the benefit of creditors, a petition in bankruptcy is filed by or against the SELLER or the SELLER terminates or liquidates its business, then BUYER shall be entitled to immediately (a) terminate this AGREEMENT, without any penalty, liability or further obligation therefore (except for SELLER's costs of custom materials) or (b) purchase similar goods from other suppliers in which case the obligations of BUYER and SELLER hereunder shall be reduced accordingly. In the event that (i) BUYER breaches any representation, warranty, covenant or other obligation set forth in this AGREEMENT, and fails to cure such breach as promptly as practicable but in any event within [**] of notice of such breach by SELLER, or (ii) BUYER becomes unable to pay its bills as they become due in the ordinary course, a trustee or receiver of BUYER's property is appointed, BUYER makes an assignment for the benefit of creditors, a petition in bankruptcy is filed by or against BUYER or BUYER terminates or liquidates its business, then SELLER shall be entitled to immediately terminate this AGREEMENT, without any penalty, liability or further obligation therefore. Further, upon expiration or termination of the LICENSE AGREEMENT, this AGREEMENT shall terminate automatically and without notice. Nothing in this Section 6.2 shall be deemed to grant a license or other rights to BUYER in SELLER's intellectual property rights.

  6.3    Effect of Termination

        Termination or expiration of this AGREEMENT shall not relieve either PARTY of any liability or obligation it may have to the other arising out of or related to acts or omissions occurring prior to such termination or expiration. In case of termination or expiration of this AGREEMENT by BUYER, SELLER shall make available for BUYER's immediate removal any of BUYER's property then in the possession of SELLER or any of its subcontractors, or under SELLER's or any of its subcontractor's control.

7.    Shipping, Payment & Delivery

  7.1    Shipment Terms

        GOODS shall be delivered FOB (Incoterms 2000) Port of Exit. As used in this AGREEMENT, the term "DELIVERY" and its derivatives mean receipt of the GOODS at the BUYER's final destination. SELLER shall retain title and risk of loss for GOODS until DELIVERY.

  7.2    Payment Terms

  7.2.1

        Payment terms shall be Net [**].

  7.2.2    Payment Terms

        For all invoices, whether subject to discount for prompt payment or not, the discount period and the due date for payment shall be calculated from the date the accurate invoice is received at the location as designated by BUYER or the date of DELIVERY of the corresponding GOODS, whichever is later. BUYER may withhold payment if SELLER's invoice is incorrect or does not conform to BUYER's invoicing instructions. Payment shall be made in Chinese Renminbi (RMB).

8.    Representations and Warranties

  8.1    General Representations & Warranties

        SELLER represents and warrants that as of DELIVERY of the GOODS to BUYER and during the WARRANTY PERIOD the GOODS and any and all article(s), chemical or other component(s) or composition(s) forming a part thereof hereunder shall:

  8.1.1

        be in compliance with all SPECIFICATIONS applicable to such GOODS and any parts thereof;

  8.1.2

        be of good materials and workmanship and free from defects in materials and workmanship, whether latent or patent;

  8.1.3

        be labeled accurately and appropriately;

  8.1.4

        be in compliance with all applicable LAWS.

        This shall not apply if the GOODS have been subjected to misuse or if the original identification markings have been defaced, altered or removed. SELLER reserves the right to inspect any allegedly defective GOODS.

  8.2    Title and Liens

  8.2.1

        SELLER represents and warrants that upon DELIVERY of the GOODS, SELLER shall pass to BUYER, and BUYER shall receive, good and marketable title to such GOODS, free and clear of all liens, claims, security interests pledges, charges, mortgages, deeds of trusts, options, or other encumbrances of any kind ("LIENS").

  8.2.2

        SELLER shall at all times keep any of BUYER's property in the possession of SELLER or any of its subcontractors or under SELLER's or any of its subcontractors' control free and clear of any LIENS, and hereby grants BUYER the right to file such protective financing or similar statements to confirm and record BUYER's ownership thereof.

  8.3    Intellectual Property Rights

        Notwithstanding anything to the contrary in this AGREEMENT, SELLER (i) represents and warrants that as of the DELIVERY of the GOODS to BUYER that the GOODS and any parts thereof and BUYER's purchase, use, sale, offer to sell and/or importing of such GOODS and any parts thereof, do not infringe any copyrights, design patents, utility patents, trademarks, trade secrets or similar intellectual property rights (collectively "IP RIGHTS") of any third party excluding any infringement alleged in the UT LAWSUIT (as defined in the LICENSE AGREEMENT); (ii) represents and warrants that, except as disclosed to BUYER by SELLER on or prior to the EFFECTIVE DATE, at the EFFECTIVE DATE there are no claims currently being asserted and no actions pending or threatened against SELLER by any third party that the GOODS and any parts thereof allegedly infringe, violate or misappropriate third party IP RIGHTS and (iii) covenants to provide BUYER with immediate notice of such claims or actions as they arise after the EFFECTIVE DATE.

  8.4    Child Labor and Forced Labor

        SELLER represents, warrants and covenants that SELLER does not and will not employ children, prison labor, indentured labor, bonded labor or use corporal punishment or other forms of mental and physical coercion as a form of discipline. In the absence of any national or local law, BUYER and SELLER agree to define "child" as less than 15 years of age. If local LAW sets the minimum age below 15 years of age, but is in accordance with exceptions under International Labor Organization Convention 138, the lower age will apply. BUYER has the right to make unannounced inspections, and conduct appropriate audits of books and records, of all of SELLER'S premises and any other premises employed in connection with SELLER'S provision of GOODS or parts thereof hereunder, to ensure compliance with this Section. SELLER shall, and shall cause each entity involved through SELLER in the provision of GOODS or parts thereof hereunder, to comply with any code of conduct or similar policy statement promulgated by BUYER from time to time.

  8.5    Corporate Authority

        The PARTIES represent, warrant and covenant that (i) each PARTY is and shall be at all times a legal entity validly existing under the laws of its jurisdiction with the power to own all of its properties and assets and to carry on its business as it is currently being conducted; (ii) each PARTY has the power to execute and deliver this AGREEMENT and to perform its obligations under this AGREEMENT; (iii) each PARTY's officer executing this AGREEMENT is duly authorized to execute and deliver this AGREEMENT on its behalf, and no further corporate proceedings are necessary with respect thereto; (iv) each PARTY is not required to obtain the consent of any third party, including the consent of any party to any contract to which it is a party, in connection with execution and delivery of this AGREEMENT and performance of its obligations under this AGREEMENT; and (v) each PARTY's execution and delivery of this AGREEMENT and performance of its obligations under this AGREEMENT do not (a) violate any provision of its articles of incorporation or by-laws or equivalent corporate provision as currently in effect, or (b) conflict with, result in a breach of, constitute a default under (or an event which, with notice or lapse of time or both, would constitute a default under), accelerate the performance required by, result in the creation of any lien upon any of its properties or assets under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any contract to which it is a party or by which any of its properties or assets are bound.

  8.6    Compliance with Laws and Safety Measures

  8.6.1    Laws

        SELLER represents, warrants and covenants that SELLER is and shall at all times, be in full compliance with all applicable governmental, legal, regulatory and professional requirements, including without limitation all applicable laws, codes regulations, rules, ordinances, judgments, orders and decrees, including, without limitation, those related to IP RIGHTS, fair trade and anti trust, customs, immigration, labor, employment, working conditions, worker health and safety, branding and labeling, adulteration and contamination, board of health and environmental matters (collectively "LAWS").

  8.6.2    Licenses, Consents, Permits

        SELLER represents, warrants and covenants that SELLER has obtained and maintains in full force and effect all governmental licenses, consents, permits, approvals, authorizations and the like required to lawfully perform SELLER'S obligation under this AGREEMENT. SELLER (i) shall promptly notify BUYER if SELLER receives any notice, demand, summons or complaint from any governmental or regulatory authority, agency or other body relating to the GOODS and parts thereof or SELLER'S performance in accordance with this AGREEMENT, and (ii) shall take all steps, at SELLER'S expense, to remedy and resolve any issues raised therein as promptly as practicable.

  8.7    Seller Diversity Program

        If SELLER has operations (production, sales, administrative) physically located in the United States of America which are involved in SELLER's performance under this AGREEMENT, then SELLER is expected to develop procurement and contracting strategies aimed at meeting the goals of BUYER's minority business development program (a.k.a. Supplier Diversity Program). Such strategies shall include sourcing methods, goals, reporting and efforts to encourage sub-contractors' use of minority vendors. SELLER shall use its good faith commercial efforts that the use of such minority vendors shall reach or exceed [**]% of the PRICE. SELLER shall report to BUYER the amount of such minority vendor spending quarterly. BUYER's sole and exclusive remedy for SELLER's breach of this Section 8.7 shall be to terminate this AGREEMENT for breach.

  8.8    Applicability and Survival of Representations and Warranties

        SELLER's representations, warranties and covenants set forth in the Section 8 entitled GENERAL REPRESENTATIONS & WARRANTIES shall remain in effect with respect to each delivery of the GOODS to BUYER for the applicable WARRANTY PERIOD. For the avoidance of doubt the BUYER shall remain entitled to claim against the SELLER for breaches of such representations, warranties and covenants after the expiry of the WARRANTY PERIOD for breaches that occurred during the WARRANTY PERIOD, so long as SELLER is provided with such claim of breach within [**] of the end of the WARRANTY PERIOD. Any other of SELLER's representations, warranties, covenants and other obligation set forth in this AGREEMENT shall be subject to all applicable statutes of limitation, similar statutes and other similar defenses provided by law or equity.

  8.9    No Other Warranties

        EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER MAKES NO OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND CONCERNING THE GOODS, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

9.    Indemnification and Insurance

  9.1    Seller's Indemnification of Buyer

  9.1.1    Indemnity.

        SELLER shall defend, indemnify and hold harmless BUYER, its parent, its affiliates and subsidiaries, and their respective agents, officers, directors and employees (collectively, "BUYER INDEMNITEE") by law, in equity or otherwise, at its own expense, from and against all claims including third party claims, allegations, demands, liabilities, fines, losses, damages, costs and expenses, including without limitation reasonable fees and expenses of attorneys and any amounts paid in settlement (collectively "CLAIMS"), arising out of (i) SELLER's supply of GOODS in breach of the warranties set forth in Section 8.1 of this AGREEMENT, provided such breach occurs during the WARRANTY PERIOD; (ii) the gross negligence, bad faith, or willful misconduct of SELLER or subcontractors (whether or not approved by BUYER) or their respective employees or other representatives; (iii) bodily injury, death or damage to personal property arising out of or relating to SELLER's or subcontractors' breach of the warranties set forth in Section 8. of this AGREEMENT, and (iv) the infringement of any copyright, trade secret, patent right in the United States, patent right in Europe, patent right in Japan, or other proprietary right through the sale of the GOODS to BUYER excluding [**].

  9.1.2    Disclaimer.

        The foregoing indemnity shall not apply to any infringement claim to the extent arising from (i) GOODS that have been modified by anyone other than SELLER or its subcontractors where such modification or modified state of the GOODS gave rise to the infringement claim; and/or (ii) Client's use of the GOODS with other components, where use with such other components gave rise to the infringement claim and/or (iii) compliance by SELLER with designs, plans or specifications furnished by or on behalf of Client.

  9.2    Buyer's Indemnification of Seller

        BUYER shall defend, indemnify and hold harmless SELLER, its parent, its affiliates and subsidiaries, and their respective agents, officers, directors and employees (collectively, "SELLER INDEMNITEE") by law, in equity or otherwise, at its own expense, from and against CLAIMS, arising out of BUYER's sale or other distribution or use of GOODS or products incorporating the GOODS except to the extent SELLER is obligated to indemnify BUYER hereunder.

  9.3    Indemnification Procedures.

        Within [**] after its receipt of notice of the commencement of any third party legal proceeding, a PARTY seeking indemnification hereunder ("INDEMNIFIED PARTY") shall notify the other PARTY ("INDEMNIFYING PARTY") thereof; provided that the failure to provide such notice shall not relieve INDEMNIFYING PARTY of its indemnity obligations hereunder to the extent such INDEMNIFYING PARTY did not suffer prejudice. INDEMNIFYING PARTY shall, upon INDEMNIFIED PARTY'S request, be entitled, at its own expense, to assume the defense of any such third party CLAIM with reputable counsel reasonably acceptable to INDEMNIFIED PARTY. INDEMNIFYING PARTY shall be entitled to settle any such third party CLAIM, with INDEMNIFIED PARTY'S written consent, which consent shall not be unreasonably withheld or delayed. The INDEMNIFYING PARTY shall pay any damages assessed against INDEMNIFIED PARTY in such third party CLAIM. The INDEMNIFIED PARTY at the INDEMNIFYING PARTY's cost, shall reasonably cooperate with the INDEMNIFYING PARTY in the defense of such action as the INDEMNIFYING PARTY may reasonably request.

  9.4    Insurance

  9.4.1    General Insurance Policy Requirements

        For the PERIOD, SELLER shall maintain and cause its subcontractors to maintain at their own expense the insurance coverage set forth in Section entitled INSURANCE COVERAGE in full force and effect during the PERIOD. with underwriters acceptable to BUYER and having an A. M. Best's rating of "A VIII" or better or its equivalent rating where not available. SELLER shall provide BUYER with a copy of Certificate(s) of Insurance. All insurance policies shall provide for a [**] prior written notice to BUYER in the event of termination, cancellation, non renewal or a material change to the requirements as set forth in this Section entitled INSURANCE. All insurance policies shall be primary without right of contribution from any of BUYER's insurance carriers.

  9.4.2    Insurance Coverage

  9.4.2.1

        Commercial General Liability including GOODS Completed Operations and Blanket Contractual "occurrence form" coverage with the following limits of liability:

  (i)
  $5,000,000 per occurrence combined single limit for Bodily Injury and Property Damages; and

  (ii)
  minimum $5,000,000 limit of liability per occurrence for GOODS-Completed Operations, Product Liability and Contractual Liability to include liability assumed under this AGREEMENT.

  9.4.3    Additional Insured

        The Commercial General Liability policy shall include BUYER INDEMNITEE as additional insured in connection with the activities contemplated by the scope of this AGREEMENT to be stated explicitly on the Certificate(s) of Insurance.

  9.4.4    Waiver of Subrogation

        SELLER hereby irrevocably and unconditionally waives and shall cause its insurers to irrevocably and unconditionally waive any rights of subrogation for claims against BUYER INDEMNITEE to be documented to BUYER's satisfaction.

  9.4.5    Liability of Seller

        SELLER's compliance with this Section shall not relieve SELLER of any liability to BUYER INDEMNITEE arising under any other provision of this AGREEMENT except to the extent that such monies recovered are paid to BUYER INDEMNITEE to reduce SELLER's obligations to BUYER INDEMNITEE. SELLER shall be liable for any and all deductibles it may incur in connection with any of the policies listed in the Section entitled INSURANCE.

10.    Confidentiality

  10.1    Disclosure of Confidential Information

        During the course of this AGREEMENT, it may be necessary for a PARTY (the "DISCLOSER") to disclose to the other PARTY, orally or in writing, proprietary information and/or materials regarding the DISCLOSER's technology, products, business information, and/or business objectives which the DISLCOSER considers highly confidential ("CONFIDENTIAL INFORMATION"). In addition, this AGREEMENT will be considered CONFIDENTIAL INFORMATION.

  10.2    Obligation of Confidentiality

        Subject to Section 10.3 (Form of Disclosure) and its sub-sections, all CONFIDENTIAL INFORMATION disclosed by a PARTY to the other PARTY during the term of this AGREEMENT, shall not be used by the receiving PARTY except in connection with the activities contemplated by this AGREEMENT, shall be maintained in confidence by the receiving PARTY, and shall not otherwise be disclosed by the receiving PARTY to any other person, firm, or agency, governmental or private, without the prior written consent of the disclosing PARTY, except to the extent that the CONFIDENTIAL INFORMATION (as determined by competent documentation):

  (a)
  was known or used by the receiving PARTY prior to its date of disclosure to the receiving PARTY; or

  (b)
  either before or after the date of the disclosure to the receiving PARTY is lawfully disclosed to the receiving PARTY by sources other than the disclosing PARTY rightfully in possession of the CONFIDENTIAL INFORMATION; or

  (c)
  either before or after the date of the disclosure to the receiving PARTY becomes published or generally known to the public (including information known to the public through the sale of products in the ordinary course of business) through no fault or omission on the part of the receiving PARTY or its sublicensees; or

  (d)
  is independently developed by or for the receiving PARTY without reference to or reliance upon the CONFIDENTIAL INFORMATION; or

  (e)
  is required to be disclosed by the receiving PARTY to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations, provided that the receiving PARTY provides prior written notice of such disclosure to the disclosing PARTY and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure. It is understood by both PARTIES that A123 will disclose this AGREEMENT to the minimum extent required by law and regulation in connection with securities filings or registrations made by A123, after providing GILLETTE and opportunity to review and comment on such disclosures.

  10.3    Form of Disclosure

        The obligations of the receiving PARTY under Section 10.2 (Obligation of Confidentiality) and its sub-sections will only extend to CONFIDENTIAL INFORMATION which is disclosed to the receiving PARTY by the disclosing PARTY:

  (a)
  in written form and clearly marked as being confidential; or

  (b)
  if not in tangible form (e.g., disclosed orally or observed), then identified as confidential when revealed and summarized in a writing delivered to the receiving PARTY within [**] of such disclosure, where such writing contains the following:

  (i)
  marked as "Confidential", "Proprietary", "Secret" or similar marking,

  (ii)
  a summary description of the disclosed CONFIDENTIAL INFORMATION,

  (iii)
  lists the place and date of disclosure, and

  (iv)
  lists the names of the persons to whom the disclosure was made.

  10.4    Employee & Advisor Obligations

        Each PARTY shall provide CONFIDENTIAL INFORMATION received from the other PARTY only to their respective employees, consultants, advisors AFFILIATEs and SUBLICENSEEs, and to the employees, consultants and advisors of such PARTY's AFFILIATEs and SUBLICENSEEs, who have a need to know and have an obligation to treat such information and materials as confidential.

  10.5    Contract Manufacturers

        Subject to Section 2.2 of the LICENSE AGREEMENT, BUYER and its AFFILIATES may share SELLER CONFIDENTIAL INFORMATION with third party manufacturers who have a need to know for purposes of supplying BUYER and/or its AFFILIATEs, who are under an obligation of confidentiality at least as stringent as set forth in this Section 10. Notwithstanding the foregoing or anything to the contrary in this AGREEMENT, in no event will BUYER nor any of its AFFILIATEs share CONFIDENTIAL INFORMATION on NANOPHOSPHATE with a THIRD PARTY manufacturer, without the prior written consent of SELLER .

  10.6    Terms of Agreement are Confidential

        Except as permitted in this Section 10, neither the actual terms of this AGREEMENT nor the AGREEMENT itself will be disclosed by either PARTY to a THIRD PARTY, without the prior written consent of the other PARTY; other than to (a) its representatives and attorneys in the course of any legal proceeding to which either of the PARTIES hereto is a party for the purpose of securing compliance with this AGREEMENT; (b) a bona fide potential buyer of all or substantially all of the PARTY's business in LICENSED PRODUCTS; (c) in the case of BUYER , to its AFFILIATEs, SUBLICENSEES or THIRD PARTY customers, where such disclosure is limited to the existence of the AGREEMENT, the exclusive nature of the license, and the scope of the FIELD, and where the AFFILIATE, SUBLICENSEE or THIRD PARTY will be under obligations of confidentiality with respect to such disclosure; and (d) in the case of SELLER , to its licensors of any of the LICENSED TECHNOLOGY, to the extent necessary to comply with any obligations of SELLER under the applicable license agreements as of the EFFECTIVE DATE.

  10.7    Term

        All obligations of confidentiality imposed under this Section 10 shall expire [**] years following termination or expiration of this AGREEMENT or the LICENSE AGREEMENT whichever or later in time, or upon written release of such obligations by the disclosing PARTY, whichever is earlier.

11.    Limitations on Liability

  11.1    Disclaimer of Incidental/Consequential Damages

        In no event shall either PARTY, its directors, officers, employees and AFFILIATEs be liable for incidental, consequential, exemplary or punitive damages of any kind in connection with this AGREEMENT, including without limitation economic damages or injury to property or lost profits, regardless of whether any such entity or person shall be advised, shall have other reason to know, or in fact shall know of the possibility of the foregoing.

  11.2    Limitation of Liability

        SELLER's aggregate liability pursuant to this AGREEMENT, whether in contract, tort, or otherwise, arising out of or in connection with this AGREEMENT shall not exceed,

  i)
  for claims arising in year one (1), $[**] plus the amounts previously paid to SELLER for the GOODS in that 12 months period under this AGREEMENT, less any amounts previously or contemporaneously paid by SELLER to BUYER as a liability, remedy or settlement of liability under this AGREEMENT (including without limitation any amounts paid to BUYER or any THIRD PARTY pursuant to Section 9).

  ii)
  for claims arising in year two (2) $[**] plus the amounts previously paid to SELLER for the GOODS in that 12 months period under this AGREEMENT, less any amounts previously or contemporaneously paid by SELLER to BUYER as a liability, remedy or settlement of liability under this AGREEMENT (including without limitation any amounts paid to BUYER or any THIRD PARTY pursuant to Section 9).

  iii)
  for claims arising in year three (3) $[**] plus the amounts previously paid to SELLER for the GOODS in that 12 months period under this AGREEMENT, less any amounts previously or contemporaneously paid by SELLER to BUYER as a liability, remedy or settlement of liability under this AGREEMENT (including without limitation any amounts paid to BUYER or any THIRD PARTY pursuant to Section 9).

  iv)
  for claims arising in year four (4) $[**] plus the amounts previously paid to SELLER for the GOODS in that 12 months period under this AGREEMENT, less any amounts previously or contemporaneously paid by SELLER to BUYER as a liability, remedy or settlement of liability under this AGREEMENT (including without limitation any amounts paid to BUYER or any THIRD PARTY pursuant to Section 9).

  v)
  for claims arising after the expiry of this AGREEMENT but within twelve (12) months of such expiry, $[**].

  vi)
  for claims arising after the expiry of all periods set out in sections 11.2 (i)—(v) above, $[**].

  11.3    Exceptions

        This Section 11 shall not limit either PARTY's liability for any claims arising from:

  i)
  a breach of Section 10. (Confidentiality),

  ii)
  breach of Section 8.2 (Title and Liens) , or Section 8.4 (Child Labor and Forced Labor),

  iii)
  except with respect to Section 11.1, breach of Section 4.1 (Purchase and Sale obligations) and Section 5.1 (Price),

  iv)
  gross negligence, willful misconduct or fraud of a PARTY.

12.    MISCELLANEOUS PROVISIONS

  12.1    Assignment

        This AGREEMENT may only be assigned by a PARTY in connection with an assignment permitted pursuant to Section 15.2 of the LICENSE AGREEMENT, except as the PARTIES may otherwise agree in writing on a case-by-case basis. Any assignment made in violation of this Section shall be wholly void and invalid, the assignee shall acquire no rights whatsoever, and the non-assigning Party shall not recognize, nor shall it be required to recognize, the assignment. This provision limits both the right and the power to assign this AGREEMENT, and/or the rights hereunder.

  12.2    Contractor Status

        The PARTIES are and shall remain independent contractors with respect to each other, and nothing in this AGREEMENT shall be construed to place the PARTIES in the relationship of partners, joint ventures, fiduciaries or agents. Neither BUYER nor SELLER is granted any right or authority to assume nor to create an obligation or responsibility, express or implied, on behalf of or in the name of the other or bind the other in any manner whatsoever.

  12.3    Modification and Waiver

        No waiver of any provision of this AGREEMENT shall be valid or binding unless in writing and executed by the PARTY against whom enforcement is sought. No waiver by either PARTY of any breach, or the failure of either PARTY to enforce any of the terms and conditions of this AGREEMENT, shall affect, limit or waive that PARTY's right to enforce and compel compliance with all terms and conditions of this AGREEMENT, or to terminate this AGREEMENT according to its terms. No modification or amendment of any provision of this AGREEMENT shall be valid or binding unless (i) executed and delivered by both PARTIES hereto in writing subsequent to the date hereof, (ii) it specifically refers to this AGREEMENT, and (iii) it specifically states that it is intended to, and shall take precedence over, this AGREEMENT. Any other modification, amendment or waiver of any provision of this AGREEMENT shall be null and void.

  12.4    Notice

        Any notices required or permitted under this AGREEMENT shall be in writing, shall specifically refer to this AGREEMENT, and shall be sent by hand, recognized national overnight courier, confirmed facsimile transmission, confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses or facsimile numbers of the PARTIES:

    If to SELLER:
    A123 Systems, Inc.
    321 Arsenal Street
    Watertown, Massachusetts 02472
    Attention: Eric Pyenson—VP, General Counsel
    Tel: (617) 778-5700
    Fax: (617) 778-5749

    with a copy to:
    John H. Chory, Esq
    Wilmer Cutler Pickering Hale and Dorr LLP
    Bay Colony Corporate Center
    1100 Winter Street
    Waltham, MA 02454
    Tel: 781-966-2001

    If to BUYER:
    Rob Dapra
    Duracell
    14 Research Drive
    Berkshire Corporate Park
    Bethel CT 06801
    Tel: 1 203 796 4362

    with a copy to:
    The Procter & Gamble Company
    One Procter & Gamble Plaza
    Cincinnati, Ohio 45202
    Attention: Associate General Counsel, Director
    Transactions Organization

  Governing Law, Construction and Language

        (a)    This AGREEMENT and all disputes arising out of or related to this AGREEMENT, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the laws of the State of New York, applicable to contracts made and performed entirely in such state, without regard to any principle of conflict or choice of laws that would cause the application of the laws of any other jurisdiction, except that questions affecting the construction and effect of any patent will be determined by the law of the country in which the patent will have been granted.

        (b)    The PARTIES understand the English language and are fully aware of all terms and conditions contained herein. If any translation of this AGREEMENT is made, the English language version shall always continue to govern.

        (c)    The PARTIES agree that (i) the United Nations Convention on International Sale of Goods shall have no force or effect on transactions under or relating to this AGREEMENT; (ii) no trade usage shall be used to explain or supplement this AGREEMENT even if either or both PARTIES were aware or should have been aware of such trade usage; and (iii) this AGREEMENT prevails over any general terms and conditions of trade.

  12.5    Force Majeure

        Neither PARTY will be responsible for delays resulting from causes beyond the reasonable control of such PARTY, including without limitation, explosion, flood, war, or riot, provided that the nonperforming PARTY uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this AGREEMENT with reasonable dispatch whenever such causes are removed.

  12.6    Amendment and Waiver

        This AGREEMENT may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both PARTIES. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

  12.7    Severability

        In the event that any provision of this AGREEMENT shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this AGREEMENT, and the PARTIES shall negotiate in good faith to modify the AGREEMENT to preserve (to the extent possible) their original intent. If the PARTIES fail to reach a modified agreement within [**] after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in the LICENSE AGREEMENT. While the dispute is pending resolution, this AGREEMENT shall be construed as if such provision were deleted by agreement of the PARTIES.

  12.8    Counterparts

        This AGREEMENT may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this AGREEMENT by facsimile shall be as effective as delivery of a manually executed counterpart of any such AGREEMENT.

  12.9    Binding Effect

        This AGREEMENT shall be binding upon and inure to the benefit of the PARTIES and their respective permitted successors and assigns.

  12.10    Headings

        All headings are for convenience only and shall not affect the meaning of any provision of this AGREEMENT.

  12.11    Entire Agreement

        This AGREEMENT, together with the Schedules attached hereto and the LICENSE AGREEMENT, constitutes the entire agreement between the PARTIES with respect to its subject matter and supersedes all prior agreements or understandings between the PARTIES relating to its subject matter. For their convenience, the PARTIES may use, from time to time, their standard purchase orders, site level execution agreements, sales releases, DELIVERY schedules, acknowledgments, invoices and other similar preprinted forms. In the event of a conflict between this AGREEMENT and any of these documents that purport to govern the same matters set forth herein, this AGREEMENT shall prevail, except as otherwise set forth in the Section entitled MODIFICATION AND WAIVER.

  12.12    Construction Against Drafter

        Each PARTY acknowledges that it has been advised to, and has had the opportunity to consult with its personal attorney prior to entering into this AGREEMENT. No law or rule relating to the construction or interpretation of contracts against the drafter of any particular clause will be applied with respect to this AGREEMENT.

[Signature Page Follows]

        IN WITNESS WHEREOF, the PARTIES have caused this Purchase Agreement to be executed by their duly authorized representatives.

A123 SYSTEMS, INC.		THE GILLETTE COMPANY
By:	/s/ MICHAEL RUBINO	By:	/s/ ERIK LAWSON
Name:	Michael Rubino	Name:	Erik Lawson
Title:	CFO	Title:	Associate Director,
Durables Spend Pool

SCHEDULE A
PRODUCT SCHEDULE

        [**]

SCHEDULE B
SPECIFICATIONS

        Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 16 pages were omitted.

        [**]

SCHEDULE C
ESTIMATED ANNUAL DEMAND

        [**]

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  Exhibit 10.31